Exhibit 4.1

NUMBER U-[●]
[●] UNITS
SEE REVERSE FOR CERTAIN DEFINITIONS
CUSIP 46653C 205

JACKSON ACQUISITION COMPANY

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND ONE-HALF OF ONE WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT                  is the owner of                   Units.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of Jackson Acquisition Company, a Delaware corporation (the “Company”), and one-half (1/2) of one warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Common Stock for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each Warrant will become exercisable commencing on the later of (i) the date that is thirty (30) days after the Company’s completion of its initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”), and (ii) twelve (12) months from the date of the closing of the Company’s initial public offering, and, unless exercised earlier, will expire at 5:00 p.m., New York City time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption of the Warrants or the Company’s liquidation. The shares of Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to [●], 2022, unless BofA Securities, Inc. elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of its initial public offering and the Company issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade following such separation. In addition, the Units will automatically separate into their component parts and will not be traded after completion of the initial Business Combination.  The terms of the Warrants are governed by a Warrant Agreement, dated as of [●], 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at One State Street 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of the Company’s duly authorized officers.

Treasurer	President

Continental Stock Transfer & Trust Company,
as Transfer Agent and Registrar

By:
Title:

JACKSON ACQUISITION COMPANY

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common TEN ENT – as tenants by the entireties JT TEN – as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT MIN ACT – Custodian	_______________ (Cust) (Minor) under Uniform Gifts to Minors Act _______________ (State)

Additional abbreviations may also be used though not in the above list.

For value received, _________ hereby sell, assign and transfer unto ______

PLEASE INSERT SOCIAL SECURITY OR

OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

_______ Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

_______ Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated
Signature(s) Guaranteed:
 THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

In each case, as more fully described in the Company’s final prospectus dated [●], 2021, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the shares of its Common Stock sold in the Company’s initial public offering and liquidates because it does not consummate an initial Business Combination by [●], 2023 (or by [●], 2023 if RJ Healthcare SPAC, LLC, a Delaware limited liability company (the “Sponsor”), exercises its option to extend the time period for the Company to complete its initial Business Combination as provided in the Company's amended and restated certificate of incorporation) (or such later date as may be approved by the Company’s stockholders in accordance with its amended and restated certificate of incorporation), (ii) the Company redeems shares of its Common Stock sold in its initial public offering in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of shares of its Common Stock sold in its initial public offering in connection with its initial Business Combination or to redeem 100% of the shares of its Common Stock sold in its initial public offering if it does not consummate an initial Business Combination by [●], 2023 (or by [●], 2023 if the Sponsor exercises its option to extend the time period for the Company to complete its initial Business Combination as provided in the Company's amended and restated certificate of incorporation) or (B) with respect to any other provision relating to stockholder rights or pre-initial Business Combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Common Stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.